Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880         Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS COMPLETES ACQUISITION OF

METROPOLITAN DENTAL HOLDINGS

WAKEFIELD, MASSACHUSETTS – September 25, 2007 – American Dental Partners, Inc., (NASDAQ: ADPI) announced today that it has completed the previously announced acquisition of the outstanding capital stock of Minnesota-based Metropolitan Dental Holdings, Inc. In connection with the acquisition, a subsidiary of Metropolitan Dental Holdings, Inc. entered into a 40-year service agreement with an affiliated professional limited liability company (collectively with Metropolitan Dental Holdings, Inc. and its subsidiaries, “Metro Dentalcare”). The purchase price paid in connection with the acquisition consisted of cash in the amount of $85 million, and a contingent earnout of up to $10 million payable in 2008 based on Metro Dentalcare’s earnings before interest, taxes, depreciation and amortization for the fiscal year ended December 31, 2007. The acquisition was funded by the Company’s revolving credit facility and an interim credit facility.

Founded in 1968, Metro Dentalcare is a multi-specialty dental group with more than 90 dentists, 34 dental facilities located throughout the greater Minneapolis-St. Paul area and a dental lab. In addition to general dentistry, Metro Dentalcare provides orthodontics, pediatric dentistry, periodontics, endodontics and oral surgery. Metro Dentalcare generates approximately $70 million in patient revenue annually.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 26 dental group practices which have 258 dental facilities with 2,293 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.